Exhibit 8

                                  June 30, 2000

Carolina Power & Light Company
411 Fayetteville Street
Raleigh, North Carolina 27601-1748

Ladies and Gentlemen:

         We have acted as counsel to Carolina Power & Light Company (the "Company") in connection with the Company's Registration Statement (No. 333-69237) on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), for the registration under the Act of $1,500,000,000 aggregate principal amount of debt securities and the related Prospectus Supplement dated June 30, 2000 (the "Prospectus Supplement") in connection with the offering of $300,000,000 aggregate principal amount of Medium-Term Notes, Series D (the "Notes").

         We have reviewed the originals or copies of (i) the Registration Statement and (ii) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

         Based on the foregoing, we are of the opinion that the legal conclusions contained in the Prospectus Supplement under the caption "Certain United States Federal Income Tax Considerations" are correct in all material respects, and the discussion thereunder does not omit any material provision with respect to the matters covered. You should be aware that this opinion represents our conclusions as to the application of existing law to a transaction as described therein. There can be no assurance that contrary positions will not be taken by the Internal Revenue Service or that the law will not change.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton & Williams under the caption "Certain United States Federal Income Tax Considerations" in the Prospectus Supplement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Act or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

         No opinion has been sought and none has been given concerning the tax treatment of the issuance and sale of the Notes under the laws of any state.

                                Very truly yours,


                                /s/ Hunton & Williams